Date:  April 15, 2004


Securities and Exchange Commission
Attention:  Securities Ownership Reports
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Authorization to Sign and File Securities Ownership Reports

To whom it may concern:

I, David H. Boguslawski, hereby authorize the following officers and agents of Northeast Utilities to sign and file
Forms 3, 4 and 5 on my behalf, via the EDGAR system or otherwise, to report changes in my beneficial ownership of securities of Northeast Utilities and its subsidiaries and to obtain required EDGAR access codes to facilitate such filings:

    Gregory B. Butler (Senior Vice President, Secretary and
General Counsel, Northeast Utilities)

    Jeffrey C. Miller (Assistant General Counsel of
Northeast Utilities Service Company)

    O. Kay Comendul (Assistant Secretary, Northeast
Utilities)

This authorization shall remain in effect until I notify you otherwise.

Very truly yours,

/s/ David H. Boguslawski